Exhibit 10.1

BURLINGTON STORES, INC.

2006 ROUTE 130 NORTH

BURLINGTON, NEW JERSEY 08016

June 14, 2019

Mr. Thomas Kingsbury

2006 Route 130 North

Burlington, NJ 08016

Dear Tom:

On behalf of Burlington Stores, Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as Executive Chairman of the Board (“Executive Chairman”).

This letter agreement (“Agreement”) supplements the terms of the Employment Agreement by and among you, Burlington Coat Factory Warehouse Corporation, and Burlington Coat Factory Holdings, Inc. dated as of December 2, 2008, as amended (the “Employment Agreement”), as follows:

Term. Your retirement as Chief Executive Officer will become effective upon the commencement of employment of your successor, which is expected to occur on or around September 16, 2019 (the “Termination Date”). Following the Termination Date, you agree to serve as Executive Chairman and an employee until February 1, 2020 (the “Term” and, the period from the date hereof to February 1, 2020, the “Transition Period”); provided, however, your employment with the Company may be terminated for any reason prior to the expiration of the Transition Period by the Company or by you. In your role as Executive Chairman, you agree to provide transition and other related services to the Company during the Transition Period to provide an effective transition of your executive responsibilities to the Company’s incoming Chief Executive Officer. In addition, you will also perform the duties normally assigned to an Executive Chairman of a publicly-traded corporation, which will include, but not be limited to, (i) chairing meetings of the Board and the Company’s shareholders, (ii) preparing the agenda for meetings of the Board in coordination with the Chief Executive Officer and members of the Board, (iii) consulting with and supporting the incoming Chief Executive Officer on the Company’s strategy, including short- and long-range planning activities and growth strategies, and (iv) assisting in communications with investors, analysts and public relations, as needed. As

Executive Chairman, you shall report directly to the Board. You and the Company agree that based on the anticipated level of services that you will perform for the Company during the Transition Period, you are not expected to experience a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, during the Transition Period.

Upon the expiration of the Transition Period (or your earlier termination of your employment for any reason), unless otherwise agreed to be the parties, you shall be deemed to have resigned, without any further action by you, from any and all officer and director positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. For the avoidance of doubt, immediately following your termination of employment with the Company, the Consulting Period provided for in Section 4(b)(iii) of the Employment Agreement shall commence in accordance with the terms of the Employment Agreement and you shall not be required to separately tender a notice of retirement to the Company.

Compensation. During the Term, your compensation and benefits arrangements will continue at the same level that they have been during 2019 up to the beginning of the Transition Period. For the avoidance of doubt, you will not participate in the Company’s annual incentive program or be eligible to participate in the Company’s long-term incentive programs following the Term and you will be entitled to no additional compensation for your services following the Termination Date except as set forth in this Agreement or as otherwise approved by the Compensation Committee of the Board. Notwithstanding the foregoing or anything to the contrary in the Company’s annual incentive program, and provided that you remain employed by the Company through the end of fiscal year 2019, you will remain eligible for an annual incentive bonus for fiscal year 2019, payable based on actual performance during fiscal year 2019, with such bonus to be paid at the same time bonuses are paid to the Company’s other executive officers (but in any event no later than 2 1/2 months following the conclusion of fiscal year 2019).

Existing Employment Agreement. You and the Company hereby acknowledge and agree that, except as described below, your assumption of the role of Executive Chairman and retirement as Chief Executive Officer of the Company does not entitle you to any benefits under the Employment Agreement, including on account of Good Reason (as defined in the Employment Agreement). Accordingly, effective on the Termination Date, you shall not be eligible for severance pay under Section 4(b)(i) of the Employment Agreement as a result of your assumption of the role of Executive Chairman. In the event of your termination of service as Executive Chairman prior to the end of the Transition Period by the Board without Cause (as defined in the Employment Agreement) or by you due to Good Reason, you shall be eligible for the severance benefits to the extent payable under Section 4(b)(i) of the Employment Agreement; provided, however, in no event shall you be entitled to severance benefits upon the expiration of the Transition Period. In addition, you acknowledge that you shall continue to be bound by the covenants set forth in Sections 5, 6, and 7 of the Employment Agreement including, without limitation, the non-competition, non-solicitation and confidentiality covenants set forth therein.

Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, you understand that nothing contained in this Agreement or the Employment Agreement limits your ability to report possible violations of law or regulation to or file a charge or complaint with any federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). You further understand that neither this Agreement nor the Employment Agreement limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (I) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

Furthermore, please note that your retirement as Chief Executive Officer will not impact the termination or change in control provisions included in your outstanding equity awards with the Company, and Section 4(b)(iii) of the Employment Agreement will continue to apply with respect to the post-Term vesting of your outstanding incentive equity awards, subject to your continued service during the “Consulting Period” as contemplated therein.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

BURLINGTON STORES, INC.

By:	/s/ Joyce Manning
Name: Joyce Manning
Title: EVP – Human Resources

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Thomas Kingsbury

THOMAS KINGSBURY

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